UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

Atkore International Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37793	90-0631463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 South Lathrop Avenue Harvey, Illinois	60426
(Address of principal executive offices)	(Zip Code)

(708) 339-1610

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

We have had preliminary discussions with potential lenders, financial intermediaries and financial advisors, and our wholly-owned indirect subsidiary, Atkore International, Inc. intends to seek to refinance its first lien term loan facility (the “First Lien Term Loan Facility and its second lien term loan facility (the “Second Lien Term Loan Facility”) with an amended and restated $500.0 million first lien term loan facility maturing in December 2023 (the “New Term Loan Facility”) and to amend its asset-based credit facility (the “ABL Credit Facility”) to, among other things, extend the maturity to December 2021. We refer to this refinancing transaction as the “Refinancing.” We intend to use the borrowings under the New Term Loan Facility, together with approximately $146.0 million of available cash to repay all $411.0 million of borrowings outstanding under the First Lien Term Loan Facility, to repay all $231.0 million of borrowings outstanding under the Second Lien Term Loan Facility, and to pay related estimated fees and expenses, including accrued and unpaid interest in respect of the First Lien Term Loan Facility and the Second Lien Term Loan Facility. As a result of the proposed Refinancing, based on preliminary discussions, we expect to reduce our annual net interest expense by approximately $13.5 million, based on an assumed interest rate. Each 0.125 percentage point change in the actual interest rate would result in approximately a $0.6 million change in annual interest expense on the New Term Loan Facility.

Other than with respect to maturity as described above, interest rate, which shall be determined based on market conditions, and certain other selected terms to be agreed, the principal terms for the New Term Loan Facility are expected to be substantially similar to the terms of the First Lien Term Loan Facility.

The Refinancing may be impacted by economic, market, industry, geopolitical and other conditions, most of which are beyond our control. There can be no assurances that we will be able to complete the Refinancing on terms and conditions favorable to us, or at all, and we may decide to terminate the Refinancing before its completion.

Forward-Looking Statements

This report includes “forward-looking statements,” including with respect to the proposed Refinancing, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this report is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this report. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATKORE INTERNATIONAL GROUP INC.

Date: December 5, 2016	By:	/s/ Daniel S. Kelly
Daniel S. Kelly
Vice President, General Counsel and Secretary